Exhibit 10.3

THE RSUs HAVE NOT BEEN REGISTERED UNDER STATE OR FEDERAL

SECURITIES LAWS. THE RSUs MAY NOT BE TRANSFERRED EXCEPT

BY WILL OR UNDER THE LAWS OF DESCENT AND DISTRIBUTION.

AMENDED AND RESTATED

SIRIUS SATELLITE RADIO 2003 LONG-TERM STOCK INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

THIS RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”), dated as of August 9, 2005, between SIRIUS SATELLITE RADIO INC., a Delaware corporation (the “Company”), and JAMES E. MEYER (the “Employee”).

1. Grant of RSUs. Subject to the terms and conditions of this Agreement, the Company hereby grants forty eight thousand and sixty seven (48,067) restricted stock units (“RSUs”) to the Employee. This grant is made pursuant to the terms of the Amended and Restated Sirius Satellite Radio 2003 Long-Term Stock Incentive Plan (the “Plan”), which Plan, as amended from time to time, is incorporated herein by reference and made a part of this Agreement. Each RSU represents the unfunded, unsecured right of the Employee to receive one share of common stock, par value $.001 per share, of the Company (each, a “Share”) on the dates specified in this Agreement. Capitalized terms not otherwise defined herein have the same meanings as in the Plan.

2. Dividends. If on any date while RSUs are outstanding the Company shall pay any dividend on the Shares (other than a dividend payable in Shares), the number of RSUs granted to the Employee shall, as of the record date for such dividend payment, be increased by a number of RSUs equal to: (a) the product of: (x) the number of RSUs held by the Employee as of such record date, multiplied by (y) the per Share amount of any cash dividend (or, in the case of any dividend payable, in whole or in part, other than in cash, the per Share value of such dividend, as determined in good faith by the Company), divided by (b) the average closing price of a Share on the NASDAQ National Market on the 20 trading days preceding, but not including, such record date. In the case of any dividend declared on Shares that is payable in the form of Shares, the number of RSUs granted to the Employee shall be increased by a number equal to the product of: (1) the aggregate number of RSUs held by the Employee on the record date for such dividend, multiplied by (2) the number of Shares (including any fraction thereof) payable as a dividend on a Share. In the case of any other change in the Shares occurring after the date hereof, the number of RSUs shall be adjusted as set forth in Section 4(b) of the Plan.

3. No Rights of a Stockholder. The Employee shall not have any rights as a stockholder of the Company until the Shares representing the RSUs have been registered in the Company’s register of stockholders.

4. Issuance of Shares subject to RSUs. (a) Subject to earlier issuance pursuant to the terms of the Plan, on August 9, 2006, the Company shall issue, or cause there to be transferred, to the Employee a number of Shares equal to the RSUs granted to the Employee under this Agreement if the Employee continues to be employed by the Company, or engaged by the Company as a consultant, on August 9, 2006.

(b) If the Employee’s employment with the Company or engagement as a consultant for the Company terminates for any reason, the RSUs shall immediately terminate without consideration; provided that if the Employee’s employment or consultant engagement terminates (i) due to death, the Company shall issue within 30 days, or cause there to be transferred within 30 days, to the Employee or his estate Shares equal to the unvested portion of the RSUs, to the extent not previously canceled or forfeited, or (ii) due to Disability (as defined below) or without Cause (as defined below), the unvested portion of the RSUs, to the extent not previously canceled or forfeited, shall vest in accordance with the terms of this Agreement, but any conditions contained in this Agreement which would require the Employee to be an employee or a consultant of the Company on a specified date shall have no force or effect. The waiver of the condition that the Employee be an employee or consultant of the Company contained above in the event of the termination of the Employee due to Disability or without Cause shall be conditioned upon the Employee executing a release substantially in accordance with Section 6(f) of the Employment Agreement, dated as of March 11, 2005, between the Company and the Employee.

(c) “Cause” shall means the occurrence or existence of any of the following:

(i) a breach by the Employee of the terms of his employment or of his duty not to engage in any transaction that represents, directly or indirectly, self-dealing with the Company or any of its affiliates (which, for purposes hereof, shall mean any individual, corporation, partnership, association, limited liability company, trust, estate, or other entity or organization directly or indirectly controlling, controlled by, or under direct or indirect common control with the Company) which has not been approved by a majority of the disinterested directors of the Board of Directors, if in any such case such breach remains uncured after five days have elapsed following the date on which the Company gives the Employee written notice of such breach;

(ii) the breach by the Employee of any duty referred to in clause (i) above with respect to which at least one prior notice was given under clause (i);

(iii) any act of dishonesty, misappropriation, embezzlement, intentional fraud, or similar conduct by the Employee involving the Company or any of its affiliates;

(iv) the conviction or the plea of nolo contendere or the equivalent in respect of a felony;

(v) any damage of a material nature to any property of the Company or any of its affiliates caused by the Employee’s willful or grossly negligent conduct;

(vi) the repeated nonprescription use of any controlled substance, or the repeated use of alcohol or any other non-controlled substance that the Board of Directors reasonably determines renders the Employee unfit to serve as an officer or employee of the Company or its affiliates;

(vii) the Employee’s failure to comply with the Chief Executive Officer’s or the Board of Director’s reasonable written instructions; or

(viii) conduct by the Employee that in a good faith written determination of the Board of Directors demonstrates unfitness to serve as an officer or employee of the Company or its affiliates, including, without limitation, a failure of the Employee to cooperate with the Company in respect of any investigation, or a finding by the Board of Directors or any regulatory authority that the Employee committed acts of unlawful harassment or violated any other state, federal or local law or ordinance prohibiting discrimination in employment applicable to the business of the Company or any of its affiliates.

(d) “Disability” shall mean the Employee is unable to perform the essential duties and functions of his position because of a disability, even with a reasonable accommodation, for one hundred eighty days within any three hundred sixty-five day period. Upon making a determination of Disability, the Company shall determine the date of the Employee’s termination of employment.

5. Term. This Agreement and the RSUs shall terminate on August 9, 2006.

6. Non-transferable. The RSUs may not be transferred, assigned, pledged or hypothecated in any manner (whether by operation of law or otherwise) other than by will or by the applicable laws of descent and distribution, and shall not be subject to execution, attachment or similar process. Any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of RSUs or of any right or privilege conferred hereby shall be null and void.

7. Withholding. Prior to delivery of the Shares pursuant to this Agreement, the Company shall determine the amount of any United States federal, state and local income tax which is required to be withheld under applicable law and shall, as a condition of delivery of certificates representing the Shares pursuant to this Agreement, collect from the Employee the amount of any such tax to the extent not previously withheld.

8. Rights of the Employee. Neither this Agreement nor the RSUs shall confer upon the Employee any right to, or guarantee of, continued employment by the Company, or in any way limit the right of the Company to terminate the employment of the Employee at any time, subject to the terms of any written employment or similar agreement between the Company and the Employee.

9. Professional Advice. The acceptance of the RSUs may have consequences under federal and state tax and securities laws that may vary depending upon the individual circumstances of the Employee. Accordingly, the Employee acknowledges that the Employee has been advised to consult his or her personal legal and tax advisor in connection with this Agreement and the RSUs.

10. Agreement Subject to the Plan. This Agreement and the RSUs are subject to the terms and conditions set forth in the Plan, which terms and conditions are incorporated herein by reference. A copy of the Plan previously has been delivered to the Employee. This Agreement and the Plan constitute the entire understanding between the Company and the Employee with respect to the RSUs.

11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and shall bind and inure to the benefit of the heirs, executors, personal representatives, successors and assigns of the parties hereto.

12. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally or when telecopied (with confirmation of transmission received by the sender), three business days after being sent by certified mail, postage prepaid, return receipt requested or one business day after being delivered to a nationally recognized overnight courier with next day delivery specified to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Company:	Sirius Satellite Radio Inc. 1221 Avenue of the Americas 36th Floor New York, New York 10020 Attention: General Counsel

Employee:	Address on file at the office of the Company

Notices sent by email or other electronic means not specifically authorized by this Agreement shall not be effective for any purpose of this Agreement.

13. Binding Effect. This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or transfer, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

SIRIUS SATELLITE RADIO INC.		EMPLOYEE:
By:	/s/ John H. Schultz	/s/ James E. Meyer
	John H. Schultz Senior Vice President, Human Resources	James E. Meyer